UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2013

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2013, the Board of Directors (the “Board”) of Impax Laboratories, Inc. (the “Company”), upon the recommendation of the Nominating Committee of the Board, appointed Mary K. Pendergast, J.D., LL.M. as a director of the Company effective immediately. The Board expanded its size from seven to eight members and appointed Ms. Pendergast to fill the newly created seat. Ms. Pendergast will serve on the Board until the 2014 Annual Meeting of Stockholders, or until her successor is duly elected and qualified or until her earlier death, resignation or removal. At the same time, Ms. Pendergast was appointed to serve as a member of the Company’s Compliance Committee.

Ms. Pendergast, age 62, is currently President of Pendergast Consulting, a legal and regulatory consulting firm to pharmaceutical and biotechnology companies she founded in 2003, where she focuses on both strategic and tactical issues relating to drug policy and development. From 1998 to 2003, Ms. Pendergast served as Executive Vice President, Government Affairs, at Elan Corporation plc (“Elan”), a biotechnology company headquartered in Ireland, where she was responsible for creating the government affairs and corporate compliance offices and supporting the corporate compliance office at the company. Prior to joining Elan, Ms. Pendergast served as Deputy Commissioner and Senior Advisor to the Commissioner at the U.S Food and Drug Administration (the “FDA”) from 1990 to 1997, and as Associate Chief Counsel for Enforcement at the FDA from 1979 to 1990. Ms. Pendergast currently serves on the board of directors of AesRx LLC, G2B Pharma Inc. and the Arch Foundation and previously served on the board of directors of ARCA biopharma, Inc., a Nasdaq listed biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, from 2002 until 2011. She received her LL.M. from Yale Law School, her J.D. degree from the University of Iowa College of Law, and her B.A. from Northwestern University.

Ms. Pendergast is entitled to receive the Company’s standard non-employee director compensation, as described in the Company’s definitive proxy statement, filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2013. In connection with her appointment as a new member of the Board, Ms. Pendergast was granted options to purchase 12,000 shares of the Company’s common stock and 5,700 shares of restricted stock on July 5, 2013 under the Company’s Second Amended and Restated 2002 Equity Incentive Plan. The stock options and restricted stock awards vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to continued service.

There are no arrangements or understandings between Ms. Pendergast, on the one hand, and any other person, on the other hand, pursuant to which Ms. Pendergast was elected as a director, and the Company believes there are no transactions in which Ms. Pendergast has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective July 3, 2013, the Board amended and restated the bylaws of the Company (the “Bylaws” and, as amended and restated, the “Amended and Restated Bylaws”). The Amended and Restated Bylaws amend Article III, Section 14 of the Bylaws to increase the maximum number of directors authorized to serve on the Board from seven to eight. As amended, this section provides that the authorized number of directors shall be no less than one nor more than eight.

The foregoing summary of the amendment to the Bylaws does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Impax Laboratories, Inc., effective July 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 9, 2013	IMPAX LABORATORIES, INC.

	By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title: Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Impax Laboratories, Inc., effective July 3, 2013.